thereof are at least as favorable to the Company as those that could be obtained for unaffiliated third parties and are approved by a majority of disinterested directors.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK

     At December 31, 1996, there were 2,126,851 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. The Company intends to reincorporate in California, which provides for cumulative voting. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Minnesota, but without further action by the Company's stockholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

     The Board of Directors has designated 550,000 shares of Preferred Stock as Series A Convertible Preferred Stock ("Series A Preferred") all of which were outstanding as of December 31, 1996 and 95,000 shares of Series B Preferred, all of which were converted into Common Stock in September 1996. Each share of Series A Preferred entitles the holder to dividends at the same rate paid to holders of Common Stock and as a result of an amendment to the terms of the Series A Preferred made on January 24, 1997, is convertible at any time into
1.3636 shares of Common Stock, subject to adjustment for stock splits, stock dividends and other similar events. Holders of Series A Preferred are entitled to vote on all matters submitted or required to be submitted to stockholders on an as if converted basis and, except as required by law, vote together with the Common Stock and not as a separate class. Upon the liquidation, dissolution or winding up of the Company (including for such purposes certain mergers or consolidations and the sale of all of the assets of the Company) holders of each outstanding share of Series A Preferred shall be entitled to receive, prior to holders of Common Stock, an amount equal to approximately $5.45 per share.

     The unissued Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions as determined by the Board of Directors. Although the Company has no present plans to issue any new shares of Preferred Stock, the issuance of Preferred Stock in the future could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's

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

ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners.

     The Board of Directors may authorize and issue additional Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any additional shares of Preferred Stock.

CONVERTIBLE SUBORDINATED DEBENTURES

     The Company also has outstanding Convertible Subordinated Debentures (the "Debentures") in the aggregate principal amount of $500,000, which bear interest at the rate of 12% per annum, payable quarterly on the first day of January, April, July and September, commencing April 1, 1994, with all principal and accrued interest due and payable on or before December 31, 1998. The principal amount of the Debentures is convertible on any payment date into shares of the Company's Common Stock at a price of $7.00 per share. If the aggregate principal amount of the Debentures were converted, an aggregate of 71,429 shares of Common Stock would be issued.

UNITS

     Each Unit offered by this Prospectus consists of two shares of Common Stock and one Warrant, each Warrant to purchase one share of Common Stock for $4.00 per share. The Common Stock and Warrants will be separately transferable as of the date of this Prospectus. As soon as is practical, the Transfer and Warrant Agent (as defined) will cause to be delivered or mailed to the registered holders of the Units the certificates representing the Common Stock and the Warrants. Any transfer of a Unit will constitute a transfer of the holder's beneficial interest in the related Common Stock and Warrants.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Securities Transfer & Trust, Inc. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement will be filed as an exhibit to the Registration Statement of which the Prospectus is a part. See "Additional Information."

     Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase at any time over a five year period from the date of this Prospectus, one share of Common Stock at a price of $4.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be
exercised until             , 2002 in whole or in part at the applicable
exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock and, excluding all presently outstanding options, warrants, employee stock options, the Representative's Warrants and the Warrants included in the Units, upon sale of the Common Stock below the then fair market value. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property

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

receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $0.05 or more. No adjustment to the number of shares and exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock.

     Redemption Provisions. The Warrants are subject to redemption at $0.01 per Warrant on 30 days' written notice to the warrantholders if the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market (or any other market where the Common Stock is then traded) averages or exceeds $6.00 over a period of 20 consecutive trading days. In the event the Company exercises the right to redeem the Warrants, such Warrant will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     Warrantholder Not a Shareholder. The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of the Company.

     Modification of Warrant. The Company and the Transfer and Warrant Agent may make such modifications to the Warrants that they deem necessary and desirable that do not materially adversely affect the interests of the Warrantholders. No other modifications may be made to the Warrants without the consent of the majority of the Warrantholders. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of the holder of such Warrant.

     Certain Federal Income Tax Considerations. The basis of the Warrant and the Common Stock purchased by the holder as part of a Unit or upon exercise of a Warrant will be determined by allocating the cost of each Unit between the Common Stock and the Warrant in accordance with the relative fair market values of those elements at the time of acquisition.

     No gain or loss will be recognized by a holder upon the exercise of a Warrant. The sale of a Warrant by a holder or the redemption of a Warrant by a holder will result in the recognition of gain or loss in an amount equal to the difference between the amount realized by the holder and the Warrant's adjusted basis in the hands of the holder. Provided that the holder is not a dealer in the Warrants and that the Common Stock would have been a capital asset in the hands of the holder had the Warrant been exercised, gain or loss from the sale or redemption of a Warrant will be long-term or short-term capital gain or loss to the holder. Loss on the expiration of a Warrant, equal to the Warrant's adjusted basis in the hands of the holder, will be a long-term or short-term capital loss, depending on whether the Warrant had been held for more than one year.

THE ABOVE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS, THE WARRANTS AND THE COMMON STOCK.

REGISTRATION RIGHTS

     The Company has granted certain registration rights to the holder of the Series A Preferred, Integrated Financial Consultants, Inc., a company wholly-owned by Andrew J. Grey, a director of the Company, the investors in the December 29, 1995 $160,000 private placement, Noam Schwartz, David Schwartz, the RGB 1993 Family Trust (the "RGB Trust"), the TAD 1993 Family Trust (the "TAD Trust"), the Trust, (the trustee of which is Royce Diener, a director of the Company, which now owns the RGB Trust's

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


and TAD Trust's shares along with the registration rights), and to the holders of warrants issued in connection with the October, 1995 $1,500,000 line of credit, the holder of the Representative's Warrants, Jeflor, Inc., Abe Sher and Norcross Securities, Inc. for the shares issuable pursuant to the exercise of their warrants or options, as the case may be, and to certain other parties. The total number of shares as to which the Company has granted registration rights is 2,443,000. The Company intends to register with the Commission under Form S-4 the 1,076,923 shares to be issued in the Merger. However, officers and directors and principal stockholders of the Company who receive shares in the Merger will be subject to the two-year lock up agreement with the Representative.


CONTROL SHARE ACQUISITION

     The Minnesota Control Share Act ("CSAA") provides that, generally, that a person who becomes the beneficial owner of 20% or more of the voting power of the shares of an "issuing public corporation" may exercise only an aggregate of 20% of the voting power of the corporation's shares in the absence of special stockholder approval. That approval can be obtained only by resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including all shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all "interested shares" (i.e., shares held by the acquiring person, any officer of the issuing public corporation or any director who is also an employee of the corporation).

     The CSAA applies to a share acquisition only if (i) the person acquiring the shares is an "acquiring person," (ii) the acquisition constitutes a "control share acquisition," and (iii) the shares acquired are shares of an "issuing public corporation." An "acquiring person" includes not only a single natural person or entity but also two or more persons or entities who act as a partnership, limited partnership, syndicate, or other group pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise to acquire, own or vote an issuing public corporation's shares. A "control share acquisition" generally occurs upon an acquisition of beneficial ownership of shares which, together with all other shares beneficially owned by the acquiring person, would increase the acquiring person's range of voting power from less than 20% to 20% or more. An "issuing public corporation" is a corporation incorporated in Minnesota which has at least 50 stockholders of record.

     Under the CSAA the acquisition by the Trust of 612,750 shares on August 14, 1996 may constitute a control share acquisition. Accordingly that number of shares acquired by the Trust which exceeds 20% of the voting power of the Company may be subject to the voting disqualification imposed by the CSAA. Thus only 404,101 shares of Common Stock owned by the Trust, or 19% of the voting power would be entitled to full voting rights under the CSAA. The Company intends to reincorporate in California by merging with a wholly-owned California corporation. Only stockholders of record before the effective date of this Offering are expected to be able to vote on the Merger or on the reincorporation in California. Upon the reincorporation in California, the shares held by the Trust will have full voting power. California does not have provisions similar to those in the CSAA. The Trust has agreed to vote 404,101 shares of the Common Stock (amounting to 19% of the outstanding Common Stock entitled to vote) in favor of the reincorporation.

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